Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HOTAPP INTERNATIONAL, INC.", CHANGING ITS NAME FROM "HOTAPP INTERNATIONAL, INC." TO "HOTAPP BLOCKCHAIN INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF DECEMBER, A.D. 2017, AT 11:47 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5120182 8100
SR# 20177846759

Authentication: 203861460
Date: 12-29-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 12/29/2017
FILED 11:47 AM 12/29/2017
SR 20177846759 - File Number 5120182

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HOTAPP INTERNATIONAL, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is: HotApp International, Inc.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

Paragraph FIRST of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended to read as follows:

FIRST: The name of the corporation is: HotApp Blockchain Inc.

THIRD: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, and signed by the holder of a majority of all the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name this 29th day of December, 2017.

Name: Alan W. L. Lui
Title: Chief Financial Officer